EXECUTION COPY

Exhibit 4.3

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT TO RIGHTS AGREEMENT dated February 27, 2007 (the “First Amendment”), is between WCI Communities, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A. (the “Rights Agent”). Capitalized terms used but not defined in this First Amendment shall have the meanings assigned to such terms in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent are parties to that certain Rights Agreement, dated as of January 30, 2007 (the “Rights Agreement”); and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement; and

WHEREAS, each of the Company and the Rights Agent has duly authorized the execution and delivery of this First Amendment and has done all things necessary to make this First Amendment a valid agreement of the Company and the Rights Agent, respectively. This First Amendment is entered into pursuant to Section 27 of the Rights Agreement.

NOW, THEREFORE, for and in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendment to the Definition of “Exempted Entity”. In accordance with Section 27 of the Rights Agreement:

(a)	the phrase, “(5) any HW Entity; provided, however, that any HW Entity shall only be deemed to be an Exempted Entity for so long as it beneficially owns no more than 16% of the outstanding Common Stock; and provided, further, that any HW Entity shall cease to be an Exempted Entity as of the date that such HW Entity ceases to beneficially own 15% or more of the shares of the then outstanding Common Stock” contained in Section 1(g) of the Rights Agreement is hereby deleted in its entirety; and

(b)	such phrase deleted from Section 1(g) of the Rights Agreement shall be replaced with the following phrase: “(5) any Person or group (as defined under Section 13(d)(3) of the Exchange Act) of Persons that is permitted to file and continues to file a Schedule 13-G with the Securities and Exchange Commission; provided, however, that any such Person or group shall only be deemed to be an Exempted Entity for so long as it beneficially owns no more than 16% of the outstanding Common Stock; and provided, further, that if such Person or group, after being an Exempted Entity solely pursuant to this clause (5), is subsequently required to file a Schedule 13-D with the Securities and Exchange Commission, such Person or group will continue to be an Exempted Entity only for so long as such Person or group does not acquire any additional shares of Common Stock”.

2. Deletion of the Definition of “HW Entity”. In accordance with Section 27 of the Rights Agreement, the defined term “HW Entity” contained in Section 1(h) is hereby deleted in its entirety and replaced with the following phrase in Section 1(h) of the Rights Agreement: “Intentionally omitted.”

3. Authority. The execution and delivery of this First Amendment has been duly and validly authorized and approved by each of the parties hereto, and no other proceedings (corporate or otherwise) on the part of the parties hereto are necessary to authorize this First Amendment. This First Amendment has been duly and validly executed and delivered by each of the parties hereto and constitutes a valid and binding agreement of such parties, enforceable against each of them in accordance with its terms.

4. Governing Law. This First Amendment shall be governed by and construed in accordance with Delaware law.

5. Counterparts. This First Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Company and the Rights Agent have caused this First Amendment to the Rights Agreement to be duly executed and attested, all as of the date first written above.

Attest:		WCI COMMUNITIES, INC.

By:	/s/ Vivien Hastings	By:	/s/ Jerry Starkey
	Name: Vivien Hastings		Name: Jerry Starkey
	Title: Secretary		Title: President & Chief Executive Officer

Attest:		COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Sally A. Cohen	By:	/s/ Dennis V. Moccia
	Name: Sally A. Cohen		Name: Dennis V. Moccia
	Title: Contracts Consultant		Title: Managing Director